EXHIBIT 99.1
                                                                    ------------

For:              Waste Technology Corp.
                  5400 Rio Grande Avenue
                  Jacksonville, FL  32205

Contact:          Greg Kirkpatrick
                  William Nielsen
                  (904) 358-3812

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

Jacksonville, September 17, 2007 - - Waste Technology Corp. (OTC BULLETIN BOARD:
WTEK) Waste Technology Corp. at its annual shareholders' meeting held June 25, 2007, at the corporate office in Jacksonville, Florida, met with 4,560,190 shares, or 92.4 percent, being represented in person or by proxy with a favorable vote for directors elected for three year terms as follows:

              LaRita R. Boren
              William E. Nielsen

It was noted that Waste Technology's results for the year ending October 31, 2007, appear to be a repeat of results for the year 2006. The shareholders and officers were made aware that a restructuring of the operation is taking place because the Board of Directors feels the opportunities existing for the baler industry in this age of waste processing, emission controls, and climate concerns will show favorably on waste balers as manufactured by International Baler Corporation, the subsidiary of Waste Technology Corporation.

At a Board of Directors meeting held on September 17, 2007 the Board of Directors named Mr. Greg Kirkpatrick Acting President and CEO of Waste Technology Corporation. Mr. Kirkpatrick was formerly in manufacturing executive positions at Dana Corporation where he retired after 33 years. His experience and successes were noted at the board meeting. Other officers of Waste Technology elected at this meeting were:

              Chairman of the Board - Ronald L. McDaniel
              Vice-President & Finance/Treasurer - William E. Nielsen Vice President Sales & Marketing, Assistant Secretary - David B. Wilhelmy
              Secretary - Angie Taylor

Waste Technology Corporation expects to have an improved year over 2006, as their backlog is at a high figure compared to previous years and shipments will be made to fulfill backlog requirements.